FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☒ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Sadot Group Inc. Entity or Nevada Business Identification Number (NVID): NV20191617342
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Exhibit A
7. Withdrawal:	Designation being Withdrawn: Not applicable Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/Haggai Ravid Date: 06/08/2026 Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Exhibit A

CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

Pursuant to Chapter 78.195 of the Nevada Revised Statutes ("NRS"), Sadot Group Inc., a Nevada corporation (the "Corporation"), does hereby certify:]

The Articles of Incorporation, as amended, of the Corporation (the "Charter") confer upon the Board of Directors of the Corporation (the "Board of Directors") the authority to provide for the issuance, from time to time, in one or more series, of shares of preferred stock and, in the resolution or resolutions providing for such issue, establish for each such series the number of shares, the designations, powers, privileges, preferences and rights, if any, of the shares of such series, and the qualifications, limitations and restrictions, if any, of such series, to the fullest extent permitted by the NRS as the same exists or may hereafter be amended. On June 1, 2026, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series B Preferred Stock, comprised initially of 10,000 shares, and such resolution has not been modified and is in full force and effect on the date hereof, which terms were subsequently amended on June 8, 2026:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, a series of the class of authorized preferred stock, par value $0.0001 per share, of the Corporation is hereby created and subsequently amended and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

1. Designation and Authorized Shares. The Corporation shall be authorized to issue 1,000 shares of Series B Preferred Stock, par value $0.0001 per share (the "Series B Preferred Stock").

2. Stated Value. The stated value of each issued share of Series B Preferred Stock shall be deemed to be $6,595 per share (the "Stated Value").

3. Non-Voting. The Series B Preferred Stock shall have no voting rights.

4. Liquidation, Dissolution and Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any distribution or payment is made to the holders of Common Stock, an amount per share equal to the Stated Value (plus any declared but unpaid dividends thereon).

The rights of the Series B Preferred Stock under this Section 4 shall be subject and subordinate to the rights of any Series A Preferred Stock (or any other class or series of preferred stock that ranks senior to the Series B Preferred Stock). If, upon any such liquidation, dissolution or winding up, the assets of the Corporation available for distribution are insufficient to pay the holders of Series

B Preferred Stock and any senior preferred stock the full amounts to which they are entitled, the holders of Series B Preferred Stock and such senior preferred stock shall share ratably in any distribution of the available assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them.

After payment in full of the amounts payable to the holders of Series B Preferred Stock and any senior preferred stock pursuant to this Section, the remaining assets of the Corporation shall be distributed among the holders of Common Stock and any other class or series ranking on parity with the Common Stock in accordance with their respective rights and preferences.

For purposes of this Section 4, a consolidation, merger or sale of all or substantially all of the Corporation's assets shall not be deemed a liquidation, dissolution or winding up unless the Board of Directors determines otherwise in accordance with applicable law.

5. Dividends and Distributions. The Series B Preferred Stock shall be treated *pari passu* with the Common Stock.

6. Redemption. The Corporation shall have the right, at its sole option and discretion, at any time and from time to time, to redeem all or any portion of the outstanding shares of Series B Preferred Stock. Redemption shall be effected by written notice to the holders and payment of a redemption price equal to the Stated Value per share (plus any accrued and unpaid dividends, if any, declared but not paid). Upon payment of the redemption price, the redeemed shares shall be cancelled and shall not be reissued.

7. Intentionally Left Blank.

8. Fractional Shares. Series B Preferred Stock may only be issued in whole shares and not in fractions of a share. If any interest in a fractional share of Series B Preferred Stock would otherwise be deliverable to a person entitled to receive Series B Preferred Stock, the Corporation shall make adjustment for such fractional share interest by rounding up to the next whole share of Series B Preferred Stock.

9. Record Holders. The Corporation and its transfer agent, if any, for the Series B Preferred Stock may deem and treat the record holder of any shares of Series B Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

This Certificate of Designation (including the attached Exhibit A when filed) is intended to be filed with the Nevada Secretary of State using the official Certificate of Designation form (NRS 78.1955), with the detailed terms set forth above included as Exhibit A.